SEARCHLIGHT MINERALS CORP. ANNOUNCES INVENTORY OF 20.2 MILLION TONS OF SLAG IN CLARKDALE, ARIZONA

HENDERSON, Nevada (May 22, 2007) -- Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”), today announced that it has received a report, prepared by Independent Mining Consultants (“IMC”) of Tucson, Arizona, outlining the tonnage and grade estimate of the Company’s slag pile in Clarkdale, Arizona.

A summary of the estimates contained in the report are as follows:

Slag C Pile	Tons in Millions	Au opt*	Ag opt*	Cu %*	Zn %*	Fe %*
East	19.86	0.50	0.10	0.34	2.47	33.18
West**	0.34	0.39	0.07	0.22	1.70	31.30

Combined	20.20	0.50	0.10	0.34	2.46	33.15

opt (ounces per ton)

* IMC accepted the certified chain-of-custody data as presented by Mountain States R&D Inc (“MSRDI”) and did not perform independent verification of this data.
** Volume of the West Slag-C was calculated and supplied to IMC by Dr. Richard Hewlett, an independent mining consultant to the Company.

IMC was presented with the drill hole and bulk density data as well as the topographic maps showing the present day surface of the slag pile. IMC has used this information to develop the estimated volume and tonnage of the slag pile. MSRDI, utilizing ‘Chain-of-Custody’ parameters, certified the grade of the slag pile that was used to determine the volume and tonnage of the slag pile. All tonnage is reported in short tons (2,000 pounds).

“We are pleased to have received this report from IMC, which we believe confirms that the Clarkdale property contains substantial volume and tonnage, translating into a significant precious and base metals inventory for the Company,” stated Ian McNeil, Chief Executive Officer of Searchlight Minerals Corp. “We believe that the Company has made considerable progress towards proving the commercial viability of this exciting project. Construction is currently underway at the site of the first production module at the Clarkdale project in northwestern Arizona.”

Volume and Tonnage Estimate

The slag pile was created when molten slag from the Clarkdale copper smelter was dumped and solidified during the years 1915-1952. As the dumping continued, the pile increased in size to its present dimensions. The slag pile is bisected by an active railroad line that splits the pile into two sections of slag generated from the smelting of copper concentrates from milling operations, located on the east and west sides of the railroad track.

The East-Slag-C pile is the larger of the two, and its volume and tonnage have been calculated by IMC. The volume of the West Slag-C pile has been calculated by Dr. Richard Hewlett, an independent mining consultant retained by the Company, and will be confirmed by IMC in the near future. The volume estimates are as follows:

Slag C Pile	Volume Estimate (million cubic feet)
East	198.0
West	3.4
Total Volume	201.4

During the Company’s drilling program, drill hole samples were collected at 2.5 -foot intervals, weighed and bagged. The average bulk density of the drill hole cuttings was calculated to be 200.6 pounds per cubic foot. This equates to an average tonnage factor of 9.97 cubic feet per ton and therefore, the estimate of the in-place tonnage of the Slag-C pile is as follows:

Slag C Pile	Tonnage Estimate (million tons)
East	19.86
West	0.34

Total Volume	20.20

Other slag has been recently identified on the property and will be further delineated in the future.

Grade Estimate

Mountain States R & D Inc. (MSRDI) was retained by Searchlight to collect and analyze samples of the slag pile under ‘Chain-of-Custody’ protocol. The slag grades from the 18-hole sonic drilling program were reported under MSRDI’s certification.

A computer block model of the East Slag-C pile was developed and the grade of the five metals assayed (gold, silver, copper, zinc and iron) were estimated into the block model from the drill data using an inverse distance squared method. The following data was used to compile the estimated grades from the East and West Slag-C piles:

Drill Hole	Composite Footage	Gold Au (opt)	Silver Ag (opt)	Copper Cu (%)	Zinc Zn (%)	Iron Fe (%)

SD1	0.0 – 55.0	0.210	-	0.70	2.10	32.1
SD2	0.0 – 60.0	0.213	-	0.73	2.13	34.6
SD3	0.0 – 109.0	0.228	-	0.37	2.99	33.4
SD4	0.0 – 80.0	0.190	-	0.39	3.29	32.3
SD5	0.0 – 89.0	0.229	-	0.39	2.29	30.2
SD6	0.0 – 50.0	0.216	-	0.36	3.04	32.5
SD7	0.0 – 111.5	0.667	0.249	0.26	3.10	36.2
SD8	0.0 – 117.5	0.716	0.140	0.29	2.79	33.3
SD9	0.0 – 114.0	0.633	0.153	0.34	2.43	32.7
SD10	0.0 – 112.5	0.669	0.110	0.32	2.57	33.5
SD11	0.0 – 131.0	0.571	0.127	0.32	2.18	33.4
SD12	0.0 – 89.0	0.428	0.109	0.31	1.99	32.1
SD13	0.0 – 127.5	0.590	0.114	0.39	2.86	33.3
SD14	0.0 – 107.5	0.538	0.139	0.36	2.14	33.0
SD15	0.0 – 89.0	0.483	0.143	0.33	1.96	32.8
SD16	0.0 – 118.0	0.633	0.125	0.31	2.49	34.8
SD17	0.0 – 116.0	0.657	0.116	0.30	2.36	35.0
SD18	0.0 – 36.0	0.390	0.070	0.22	1.70	31.3

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a dynamic minerals exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (1) the Clarkdale Slag Project, located in Clarkdale, AZ, which seeks to recover precious and base metals from the reprocessing of slag material produced from the smelting of copper ores from former mines in the Jerome, Arizona area; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH”. For further details, please visit the Company's website at www.searchlightminerals.com or contact the Investors Relations Department at:

Ph: (702) 939-5247
Fax: (702) 939-5249
email: ir@searchlightminerals.com

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk, and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-KSB filing with the SEC and elsewhere in the Company’s periodic filings with securities regulators in the United States. Copies of the Company’s periodic reports are available on the SEC’s website at www.sec.gov.